As filed with the Securities and Exchange Commission on June 3, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

STELLENT, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1652566
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7777 Golden Triangle Drive
Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Optika Inc. 2003 Equity Incentive Plan
(Full title of the plan)

Gregg A. Waldon
Executive Vice President, Chief Executive Officer, Secretary and Treasurer
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (952) 903-2000

Copy to:

Kris Sharpe
Gordon S. Weber
Jonathan R. Zimmerman
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
(612) 766-7000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Each Class of Securities to	To Be	Price Per	Offering	Registration
Be registered	Registered (1)	Share (2)	Price (2)	Fee
COMMON STOCK, $.01 PAR VALUE, ISSUABLE PURSUANT TO:
Optika Inc. 2003 Equity Incentive Plan
Issuable Upon Exercise of Outstanding Options	146,080	$5.64 (3)	$823,892	$105
Reserved for Future Grants	733,920	$7.91 (4)	$5,805,307	$736

(1)	This Registration Statement will also cover any additional shares of Common Stock which become issuable under the Optika Inc. 2003 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee.

(3)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, based on the weighted average per share exercise price of outstanding options granted under the plan.

(4)	Computed in accordance with Rule 457(h) and 457(c) of the Securities Act of 1933. Such computation is based on the average of the high and low prices as reported on the Nasdaq National Market on May 27, 2004.

STELLENT, INC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents of Stellent, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

     (1) The Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2003 (which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2003 Annual Meeting of Shareholders) filed pursuant to Section 15(d) of the Exchange Act;

     (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

     (3) The description of the Company’s Common Stock that is contained in the Registration Statement on Form 8-A (Registration No. 033-36390-C) dated November 12, 1999 under the Exchange Act and all amendments and reports filed for the purpose of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of his official capacity against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person complained of in the proceeding, are (a) that such person has not been indemnified by another organization for the same judgments, penalties, fines, settlements and expenses; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner he reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. The determination as to eligibility for indemnification is made by the members of the corporation’s board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

     The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to the Company’s Current Report on Form 8-K, filed on August 29, 2001).

3.2	Bylaws of the Company (incorporated herein by reference to the Company’s Registration Statement on Form S-8, File No. 333-75828, filed on December 21, 2001).

5	Opinion of Faegre & Benson LLP, counsel for the Company.

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5 to this Registration Statement).

23.2	Consent of Grant Thornton LLP, Independent Certified Public Accountants.

24	Powers of Attorney (included with signatures to this Registration Statement).

99	Optika Inc. 2003 Equity Incentive Plan.

Item 9. Undertakings.

A.	The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eden Prairie, State of Minnesota on the 3rd day of June, 2004.

STELLENT, INC.
By	/s/ Robert F. Olson
Robert F. Olson
Chief Executive Officer and President

POWER OF ATTORNEY

     Each of the undersigned hereby appoints Robert F. Olson and Gregg A. Waldon, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 3rd day of June, 2004, by the following persons in the capacities indicated:

Name	Title
/s/ Robert F. Olson Robert F. Olson Principal Executive Officer	President, Chief Executive Officer and Director
/s/ Gregg A. Waldon Gregg A. Waldon Principal Financial and Accounting Officer	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
/s/ Kenneth H. Holec Kenneth H. Holec	Director
/s/ Alan B. Menkes Alan B. Menkes	Director
/s/ Philip E. Soran Philip E. Soran	Director
/s/ Raymond A. Tucker Raymond A. Tucker	Director
/s/ Steven C. Waldron Steven C. Waldron	Director

INDEX TO EXHIBITS

Exhibit

3.1	Amended and Restated Articles of Incorporation of the Company	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed on August 29, 2001

3.2	Bylaws of the Company	Incorporated herein by reference to the Company’s Registration Statement on Form S-8, File No. 333-75828, filed on December 21, 2001

5	Opinion of Faegre & Benson LLP, counsel for the Company	Electronically Filed

23.1	Consent of Faegre & Benson LLP	Included in Exhibit 5 to this Registration Statement

23.2	Consent of Grant Thornton LLP, Independent Certified Public Accountants	Electronically Filed

24	Powers of Attorney	Included with signatures to this Registration Statement

99	Optika Inc. 2003 Equity Incentive Plan	Electronically Filed